EXHIBIT 4.18

                              REMARKETING AGREEMENT

     REMARKETING AGREEMENT, dated as of March 4, 2002 (the "Agreement") by and among Ameren Corporation, a Missouri corporation (the "Company"), The Bank of New York, not individually but solely as purchase contract agent, attorney-in-fact and trustee for the Holders of Units (as defined in the Purchase Contract Agreement (as defined herein)) (in any one or more of such capacities, the "Purchase Contract Agent"), and Goldman, Sachs & Co., as remarketing agent (the "Remarketing Agent").

                                   WITNESSETH:

     WHEREAS, the Company has issued $345,000,000 aggregate stated amount of its 9.75% Adjustable Conversion-Rate Equity Security Units (the "Normal Units") under the Purchase Contract Agreement, dated as of March 1, 2002 (the "Purchase Contract Agreement"), by and between the Purchase Contract Agent and the Company; and

     WHEREAS, the Company issued concurrently as a component of the Normal Units $345,000,000 aggregate principal amount of its Notes due May 15, 2007 (the "Notes"); and

     WHEREAS, the Notes that are a component of the Normal Units have been pledged pursuant to the Pledge Agreement, dated as of March 1, 2002 (the "Pledge Agreement"), by and among the Company, BNY Trust Company of Missouri, a Missouri trust company, as collateral agent, custodial agent and securities intermediary (in any one or more of such capacities, the "Collateral Agent"), and the Purchase Contract Agent, to secure the Holders' obligations under the related Purchase Contract on the Stock Purchase Date; and

     WHEREAS, the Remarketing Agent will, subject to the terms and conditions set forth herein or incorporated herein by reference, use commercially reasonable best efforts on the Remarketing Date to remarket all of (i) the Notes of Normal Unit Holders, other than the Notes of Normal Unit Holders who elect not to participate in such remarketing, and (ii) the Separate Notes of Holders who elect to participate in such remarketing, pursuant, respectively, to the procedures set forth in Section 5.4(b) of the Purchase Contract Agreement and
Section 4.5(d) of the Pledge Agreement (each of which Sections is incorporated herein by reference); and

     WHEREAS, in the event the remarketing on the Remarketing Date is unsuccessful pursuant to the Purchase Contract Agreement, the Remarketing Agent will, subject to the terms and conditions set forth herein or incorporated herein by reference, use commercially reasonable best efforts to remarket the Notes to be included in the remarketing on each of the two Business Days immediately following the Remarketing Date, and, if necessary, will use commercially reasonable best efforts to remarket such Notes on each of the three Business Days immediately preceding April 1, 2005 and, if necessary, will further use commercially reasonable best efforts to remarket such Notes on the third Business Day immediately preceding the Stock Purchase Date, in each case, pursuant to the procedures set forth in Section 5.4(b) of the Purchase Contract Agreement and Section 4.5(d) of the Pledge Agreement; and

     WHEREAS, in the event of a successful remarketing on the Remarketing Date or any Subsequent Remarketing Date, as the case may be, pursuant to the Purchase Contract Agreement, the interest rate on the Notes included in such successful remarketing will be reset on the Remarketing Date or on such Subsequent

Remarketing Date to the Remarketing Rate to be determined by the Remarketing Agent such that the then current aggregate market value of the Notes will equal at least 100.25% of the Remarketing Value as of the Remarketing Date or such Subsequent Remarketing Date, as further described in the Notes and the Purchase Contract Agreement, provided that in the determination of such Remarketing Rate, the Company shall, if applicable, limit the Remarketing Rate to the maximum rate permitted by applicable law; and

     WHEREAS, the Company has requested Goldman, Sachs & Co. to act as the Remarketing Agent, and, as such, to perform the services described herein; and

     WHEREAS, Goldman, Sachs & Co. is willing to act as the Remarketing Agent and, as such, to perform such duties on the terms and conditions expressly set forth herein;

     NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS.

     Capitalized terms used and not defined in this Agreement, in the recitals hereto or in the paragraph preceding such recitals shall have the meanings assigned to them in the Purchase Contract Agreement or, if not therein defined, the Pledge Agreement.

SECTION 2.  APPOINTMENT AND OBLIGATIONS OF REMARKETING AGENT.

     (a) The Company hereby appoints Goldman, Sachs & Co., and Goldman, Sachs & Co. hereby accepts such appointment, to the extent permitted by applicable law,
(i) as the Remarketing Agent to determine, in consultation with the Company, in the manner provided for herein and in the Purchase Contract Agreement, the Pledge Agreement, the Indenture and the Notes, the Remarketing Rate that, in the view of the Remarketing Agent, will, when applied to the Notes (assuming, even if not true, that all of the Notes are included in the remarketing), enable the then current aggregate market value of the Notes to have a value equal to at least 100.25% of the Remarketing Value as of the Remarketing Date or as of any Subsequent Remarketing Date, as the case may be, provided that the Company, by written notice to the Remarketing Agent prior to (A) the tenth Business Day preceding the Remarketing Date, with respect to any remarketing to occur on either the Remarketing Date or the two Business Days immediately following such Remarketing Date, (B) the thirteenth Business Day preceding April 1, 2005 with respect to any remarketing to occur on any of the three Business Days immediately preceding April 1, 2005, or (C) the thirteenth Business Day preceding the Stock Purchase Date with respect to any remarketing to occur on the third Business Day immediately preceding the Stock Purchase Date, shall, if applicable, limit the Remarketing Rate so that it does not exceed the maximum rate permitted by applicable law, and (ii) as the exclusive Remarketing Agent (subject to the right of such Remarketing Agent to appoint additional remarketing agents hereunder as described below) to use commercially reasonable best efforts to remarket the Notes to be included in the remarketing on the Remarketing Date or any Subsequent Remarketing Date, as the case may be. The Company agrees that the Remarketing Agent shall have the right, on 15 Business Days written notice to the Company, to appoint one or more additional remarketing agents so long as any such additional remarketing agents shall be reasonably acceptable to the Company. Upon any such appointment, the parties


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shall enter into an appropriate amendment to this Agreement to reflect the addition of any such remarketing agent.

     (b) Subject to the terms and conditions set forth herein, the Remarketing Agent shall (i) use commercially reasonable best efforts to remarket on the Remarketing Date the Notes that the Purchase Contract Agent or the Custodial Agent, as the case may be, shall have notified the Remarketing Agent are to be remarketed at a Remarketing Rate such that the then current aggregate market value of the Notes is equal to at least 100.25% of the Remarketing Value, and
(ii) in the event the Remarketing Agent cannot establish such a Remarketing Rate on the Remarketing Date, use commercially reasonable best efforts to remarket such Notes on each of the two Business Days immediately following the Remarketing Date and, if necessary, on each of the three Business Days immediately preceding April 1, 2005, and, if necessary, on the third Business Day immediately preceding the Stock Purchase Date, in each case at a Remarketing Rate such that the then current aggregate market value of the Notes is equal to at least 100.25% of the Remarketing Value, and (iii) in the event of a Failed Remarketing or the Last Failed Remarketing, promptly return the Notes, if any, included in such Failed Remarketing or the Last Failed Remarketing to the Collateral Agent or the Custodial Agent, as the case may be, in accordance with
Section 4.5(b) (which Section is incorporated herein by reference) and Section 4.5(d) of the Pledge Agreement, respectively. After deducting the fee specified in Section 3 below, the Agent-purchased Treasury Consideration and the remaining proceeds, if any, of any such remarketing shall be delivered to the Purchase Contract Agent in accordance with Section 4.5(a) of the Pledge Agreement (which
Section is incorporated herein by reference) and Section 5.4(b) of the Purchase Contract Agreement. The right of each Holder of Normal Units or Separate Notes to have Notes included in any remarketing shall be limited to the extent that
(i) the Remarketing Agent conducts a remarketing on the Remarketing Date or any Subsequent Remarketing Date, as the case may be, pursuant to the terms of this Agreement, (ii) the Notes included in a remarketing have been called for redemption pursuant to the Purchase Contract Agreement and the Notes, (iii) the Remarketing Agent is able to find a purchaser or purchasers for the Notes included in a remarketing at a Remarketing Rate such that the then current aggregate market value of the Notes is equal to at least 100.25% of the Remarketing Value, or (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent as and when required.

     (c) It is understood and agreed that the Remarketing Agent shall not have any obligation whatsoever to purchase any Notes, whether in a remarketing held on the Remarketing Date or on any Subsequent Remarketing Date or otherwise, and shall in no way be obligated to provide funds to make payment upon tender of Notes for remarketing or to otherwise expend or risk their own funds or incur or be exposed to financial liability in the performance of their respective duties under this Agreement. The Company shall not be obligated in any case to provide funds to make payment upon delivery of Notes for remarketing.

     (d) Subject to the provisions of Section 4 hereof, the Company agrees (i) to provide to the Remarketing Agent written notice of the Remarketing Date at least 30 calendar days but not more than 60 calendar days prior to the Remarketing Date and (ii) in the 30 calendar day period immediately preceding the Remarketing Date and thereafter until the earlier of a successful remarketing pursuant to the Purchase Contract Agreement or the Last Failed Remarketing, to promptly notify the Remarketing Agent, of (x) any written notice given to the Company by any "nationally recognized statistical rating


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organization" within the meaning of Rule 436(g)(2) (a "Rating Agency") under the
Securities Act of 1933 (the "Securities Act") of any decrease or any intended decrease in any rating of any securities of the Company, of any intended change in any such rating that does not indicate the direction of the possible change of any such rating or of any surveillance or review, with possible negative implications, of any such rating, in each case by any such Rating Agency, and
(y) any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders' equity or consolidated results of operations of the Company and its subsidiaries, taken as a whole, only to the extent that such change is not disclosed in documents filed by the Company with the Securities and Exchange Commission or otherwise publicly available. The obligations of the Company under this Section 2(d) shall be in addition to the obligations of the Company under Section 20 hereof.

SECTION 3.  FEES.

     In the event of a successful remarketing pursuant to the terms hereof and the Purchase Contract Agreement, the Remarketing Agent shall retain as a remarketing fee (the "Remarketing Fee") an amount not exceeding 25 basis points (0.25%) of the total proceeds received in connection with any such remarketing. The Company shall pay all other costs and expenses incident to the performance of the obligations of the Company hereunder and the out-of-pocket expenses of the Remarketing Agent incurred in connection with acting as Remarketing Agent hereunder (including reasonable fees and expenses of counsel).

SECTION 4.  REPLACEMENT OR RESIGNATION OF REMARKETING AGENT.

     (a) The Company may in its absolute discretion replace the Remarketing Agent by giving written notice to the Remarketing Agent at any time on any day subsequent to the date hereof and prior to 3:00 p.m., New York City time, on (i) the eleventh Business Day immediately prior to the Remarketing Date in the case of a remarketing to occur on the Remarketing Date or any of the two Business Days immediately following the Remarketing Date, (ii) the fourteenth Business Day immediately prior to April 1, 2005 in the case of a remarketing to occur on any of the three Business Days immediately preceding April 1, 2005, or (iii) the fourteenth Business Day immediately prior to the Stock Purchase Date in the case of a remarketing to occur on the third Business Day immediately preceding the Stock Purchase Date. Any such replacement by the Company shall become effective immediately upon delivery of such notice to the Remarketing Agent. Upon providing such notice, the Company shall use all reasonable efforts to appoint a successor Remarketing Agent and to enter into a remarketing agreement with such successor as soon as reasonably practicable.

     (b) The Remarketing Agent may in its absolute discretion resign at any time and be discharged from its duties and obligations hereunder as the Remarketing Agent by giving written notice to the Company at any time on any day subsequent to the date hereof and prior to 3:00 p.m., New York City time, (i) on the eleventh Business Day immediately prior to the Remarketing Date in the case of a remarketing to occur on the Remarketing Date or any of the two Business Days immediately following the Remarketing Date, (ii) the fourteenth Business Day immediately prior to April 1, 2005 in the case of a remarketing to occur on any of the three Business Days immediately preceding April 1, 2005, or (iii) the fourteenth Business Day immediately prior to the Stock Purchase Date in the case


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of a remarketing to occur on the third Business Day immediately preceding the
Stock Purchase Date. Any such resignation shall become effective immediately upon delivery of such notice to the Company. Upon receipt of such notice, the Company shall use all reasonable efforts to appoint a successor Remarketing Agent and to enter into a remarketing agreement with such successor as soon as reasonably practicable.

SECTION 5.  DEALING IN THE SECURITIES.

     The Remarketing Agent, when acting hereunder or when acting in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold or deal in any of the Notes, Stripped Units, Normal Units or any other securities of the Company. With respect to any Notes, Stripped Units, Normal Units or any other securities of the Company owned by it, the Remarketing Agent may exercise any vote or join in any action with like effect as if it did not act in any capacity hereunder. The Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder. The Company or its affiliates may, to the extent permitted by law, purchase any Notes that are remarketed by any Remarketing Agent.

SECTION 6.  REGISTRATION STATEMENT AND PROSPECTUS.

     (a) In connection with a remarketing to occur on the Remarketing Date or any Subsequent Remarketing Date, as the case may be, if and to the extent required or deemed advisable, in the view of counsel (which need not be an opinion) for each of the Remarketing Agent or the Company, by applicable law, regulations or interpretations in effect at the time of the Remarketing Date or such Subsequent Remarketing Date, as the case may be, the Company shall use its reasonable best efforts, if requested by the Remarketing Agent, (i) (A) to have a registration statement relating to the Notes effective under the Securities Act, (B) to furnish a current preliminary prospectus and, if applicable, a current preliminary prospectus supplement (in such quantities as the Remarketing Agent may reasonably request), to be used by the Remarketing Agent in a remarketing pursuant to the terms hereof, in each case by a date that is no later than (x) three Business Days prior to the Remarketing Date in the case of a remarketing to occur on the Remarketing Date or on any of the two Business Days immediately following the Remarketing Date, (y) six Business Days prior to April 1, 2005 in the case of a remarketing to occur on any of the three Business Days immediately prior to April 1, 2005, or (z) six Business Days prior to the Stock Purchase Date in the case of a remarketing to occur on the third Business Day immediately prior to the Stock Purchase Date (or, in each such case, at such earlier date as the Remarketing Agent may reasonably request), and (ii) to furnish a current final prospectus and, if applicable, a final prospectus supplement (in such quantities as the Remarketing Agent may reasonably request), to be used by the Remarketing Agent in the remarketing pursuant to the terms hereof, in each case by a date that is no later than three Business Days immediately following the Remarketing Date or a Subsequent Remarketing Date, as the case may be (or at such earlier date as the Remarketing Agent may reasonably request). The Company shall pay all expenses relating thereto.


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     (b) If in connection with a remarketing, it shall not be possible or required or deemed advisable, in the view of counsel (which need not be an opinion) for each of the Remarketing Agent or the Company, under applicable law, regulations or interpretations in effect as of the Remarketing Date or any Subsequent Remarketing Date, as the case may be, to register the offer and sale by the Company of the Notes under the Securities Act as otherwise contemplated by this Section 6, the Company (i) shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable to permit and effectuate the offer and sale of the Notes in connection with any remarketing pursuant to the terms hereof without registration under the Securities Act pursuant to an exemption therefrom, if available, including the exemption afforded by Rule 144A under the Securities Act, (ii) if requested by the Remarketing Agent, shall use its reasonable best efforts (A) to furnish a current preliminary remarketing memorandum (in such quantities as the Remarketing Agent may reasonably request) to be used by the Remarketing Agent in any remarketing pursuant to the terms hereof, by a date that is not later than (x) three Business Days prior to the Remarketing Date, in the case of a remarketing to occur on the Remarketing Date or on any of the two Business Days immediately following the Remarketing Date,
(y) six Business Days prior to April 1, 2005 in the case of a remarketing to occur on any of the three Business Days immediately prior to April 1, 2005, or
(z) six Business Days prior to the Stock Purchase Date in the case of a remarketing to occur on the third Business Day immediately prior to the Stock Purchase Date (or, in each such case, at such earlier date as the Remarketing Agent may reasonably request), and (B) to furnish a current final remarketing memorandum (in such quantities as the Remarketing Agent may reasonably request) to be used by the Remarketing Agent in the remarketing pursuant to the terms hereof by a date that is no later than three Business Days immediately following the Remarketing Date or a Subsequent Remarketing Date, as the case may be (or at such earlier date as the Remarketing Agent may reasonably request). The Company shall pay all expenses relating thereto.

     (c) The Company shall also take all such actions as may (upon advice of counsel to the Company or the Remarketing Agent) be necessary or desirable under state securities or blue sky laws in connection with any remarketing.

     (d) Any disclosure document or other materials delivered by the Company to the Remarketing Agent, or otherwise authorized for use by the Company, including any documents filed by the Company with the Securities and Exchange Commission and incorporated by reference in such disclosure document, pursuant to this
Section 6 or otherwise for use in connection with the remarketing of the Notes pursuant to this Agreement are collectively referred to as "Remarketing Materials."

     (e) The Company agrees not to make any reference to Goldman, Sachs & Co. or any successor Remarketing Agent, as Remarketing Agent or otherwise, in any Remarketing Materials or any other materials used by the Company in connection with a remarketing of the Notes, without the prior written consent of Goldman, Sachs & Co. or such successor, as the case may be, which consent shall not be unreasonably withheld.


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SECTION 7.  REPRESENTATIONS AND WARRANTIES.

     The Company represents and warrants to the Remarketing Agent as of the date hereof, that:

     (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Missouri, with power and authority (corporate and other) to own its properties and conduct its business and to enter and to perform its obligations under, or as contemplated by, this Agreement; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or to be in good standing would not reasonably be expected to have a material adverse effect on the general affairs, business prospects, management, financial position, stockholders' equity or consolidated results of operations of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect").

     (b) This Agreement has been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the Remarketing Agent, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and requirements of reasonableness, good faith and fair dealing.

     (c) The compliance by the Company with all of the provisions of this Agreement, and the consummation of the transactions herein contemplated, will not conflict with or result in a breach or violation of any of the terms or provisions of, or (with the giving of notice or lapse of time or both) constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, which would reasonably be expected to have a Material Adverse Effect, nor will such action result in any violation of the provisions of the articles of incorporation or by-laws of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties; the execution, delivery and performance of this Agreement will not require the approval or consent of any holder or trustee of any debt or other obligations or securities of the Company which will not have been obtained; the Securities and Exchange Commission has issued a final order under the Public Utility Holding Company Act of 1935, as amended, which order is in full force and effect and is sufficient to authorize the transactions contemplated by this Agreement; no other consent, approval, authorization, order, registration, filing or qualification of or with any court or governmental agency or body is required for the consummation by the Company of the transactions contemplated by this Agreement, except such as have been obtained and such consents, approvals, authorizations, orders, registrations, filings or qualifications as may be required under state securities or blue sky laws.


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SECTION 8.  CONDITIONS TO THE REMARKETING AGENT'S OBLIGATIONS.

     The obligations of the Remarketing Agent under this Agreement shall be subject to the terms and conditions hereunder, including, without limitation, the following conditions: (i) the Notes to be included in any remarketing have not been called for redemption, (ii) the Remarketing Agent is able to find a purchaser or purchasers for Notes included in any remarketing, using commercially reasonable best efforts, at a price equal to at least 100.25% of the Remarketing Value, (iii) the Purchase Contract Agent, the Collateral Agent, the Custodial Agent, the Securities Intermediary, the Company and the Trustee shall have performed their respective obligations in connection with any remarketing pursuant to the terms hereof and pursuant to the Purchase Contract Agreement, the Pledge Agreement and the Indenture (including, without limitation, the giving of notice by the Purchase Contract Agent or the Custodial Agent, as the case may be, to the Remarketing Agent of the aggregate principal amount of the Notes of Normal Unit Holders or Separate Notes of Holders, respectively, to be remarketed, no later than 10:00 a.m., New York City time, on the third Business Day preceding the first day of a Remarketing Period and delivery of the Notes to be remarketed to the Remarketing Agent by no later than 10:00 a.m., New York City time, on the Business Day immediately preceding the first day of a Remarketing Period), (iv) no Event of Default (as defined in the Indenture) shall have occurred and be continuing, (v) the authorization, execution and delivery by the Company of a supplemental letter (a "Supplemental Letter") to the Remarketing Agent containing representations, warranties and covenants by the Company, and other provisions, if applicable, in form and substance mutually agreed to by the Company and the Remarketing Agent, by no later than 5:00 p.m., New York City time, on the twelfth Business Day immediately prior to the Remarketing Date, (vi) the accuracy of the representations and warranties of the Company included in this Agreement and the Supplemental Letter on the Remarketing Date or any Subsequent Remarketing Date,
(vii) the performance by the Company of its covenants and other obligations included herein, including, without limitation, its obligations under Section 6 hereof, or in the Supplemental Letter, (viii) the satisfaction of the other conditions set forth in this Agreement and (ix) the ability to act as Remarketing Agent hereunder pursuant to applicable law. If, after the applicable time periods set forth in Section 4(b), any of the conditions set forth in this
Section 8 have not been satisfied, the Remarketing Agent may resign and be discharged from its duties and obligations hereunder as the Remarketing Agent, notwithstanding Section 4(b) hereof, on three Business Days' prior written notice to the Company.

SECTION 9.  TERMINATION OF REMARKETING AGREEMENT.

     This Agreement shall terminate as to any Remarketing Agent (a) which is replaced, upon the delivery of such notice of such replacement pursuant to
Section 4(a) hereof, or (b) which resigns, upon the delivery by such Remarketing Agent of a notice of resignation to the Company pursuant to Section 4(b) or
Section 8 hereof. Notwithstanding the foregoing, the obligations set forth in
Section 3 hereof shall survive and remain in full force and effect until all amounts payable under said Section 3 shall have been paid in full; provided, however, that if any Remarketing Agent resigns prior to a successful remarketing pursuant to Section 4(b) or Section 8 hereof, then the obligations set forth in
Section 3 hereof with respect to the Remarketing Fee shall not survive the termination of this Agreement as to such resigning Remarketing Agent and no Remarketing Fee shall be payable to such resigning Remarketing Agent in such capacity. In addition, each former Remarketing Agent shall be entitled to the


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rights and benefits under Section 11 of this Agreement notwithstanding the replacement or resignation of such Remarketing Agent.

SECTION 10.  REMARKETING AGENT'S PERFORMANCE; DUTY OF CARE.

     The duties and obligations of the Remarketing Agent shall be determined solely by the express provisions hereunder. No implied covenants or obligations of or against the Remarketing Agent shall be read into this Agreement. In the absence of willful misconduct, bad faith or gross negligence on the part of the Remarketing Agent, the Remarketing Agent may conclusively rely upon any document furnished to it which purports to conform to the requirements hereunder as to the truth of the statements expressed therein. The Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to be signed, presented or made by the proper party or parties. The Remarketing Agent shall not have any obligation to determine whether there is any limitation under applicable law on the Remarketing Rate on the Notes or, if there is any such limitation, the maximum permissible Remarketing Rate on the Notes, and it shall rely solely upon timely written notice from the Company pursuant to
Section 2(a) hereof as to whether or not there is any such limitation and, if so, the maximum permissible Remarketing Rate. The Remarketing Agent and its officers, directors, employees, agents, affiliates or other representatives and each person, if any, who controls the Remarketing Agent shall not incur any liability under this Agreement to the Company or its security holders or creditors or to any beneficial owner or holder of Notes, or other securities, either in its individual capacity or as Remarketing Agent, as the case may be, for any action or failure to act in connection with any remarketing or otherwise in connection with the transactions contemplated by this Agreement, except to the extent that such liability has resulted from the willful misconduct, bad faith or gross negligence of the Remarketing Agent. The provisions of this
Section 10 shall survive any termination of this Agreement and shall also continue to apply to every Remarketing Agent notwithstanding its resignation or removal.

SECTION 11.  INDEMNIFICATION.

     (a) The Company agrees to (i) indemnify and hold harmless the Remarketing Agent against any losses, claims, damages, liabilities or expenses to which the Remarketing Agent may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or claims in respect thereof) arise out of or are based upon (A) the failure to have an effective registration statement under the Securities Act relating to the Notes included in a remarketing, if required, or the failure to satisfy the prospectus delivery requirements of the Securities Act because the Company failed to provide the Remarketing Agent with an updated prospectus or prospectus supplement, as applicable, for delivery in accordance with applicable law, (B) any untrue statement or alleged untrue statement of a material fact contained in the Remarketing Materials or (C) the omission or alleged omission to state in the Remarketing Materials a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) indemnify and hold harmless the Remarketing Agent against any breach by the Company of any representation or warranty or failure by the Company to comply with any obligation set forth herein, (iii) indemnify and hold harmless the Remarketing Agent against any and all other losses, claims, damages, liabilities or expenses that otherwise arise out of or are based upon or asserted against the Remarketing Agent by any person in connection with or as a result of the


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Remarketing Agent acting as such pursuant to this Agreement or any other matter referred to in this Agreement, except to the extent that any such losses, claims, damages, liabilities or expenses referred to in this clause (iii) have resulted from the Remarketing Agent's gross negligence, bad faith or willful misconduct in performing the services that are the subject of this Agreement and
(iv) promptly reimburse the Remarketing Agent for any reasonable expenses (including reasonable fees and expenses of counsel) when and as incurred by the Remarketing Agent in connection with investigating or defending any such action or claim; provided, however, that in the case of clauses (i)(B) and (C) above, the Company shall not be liable in any such case to the Remarketing Agent to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Remarketing Materials in reliance upon and in conformity with any written information provided by the Remarketing Agent expressly for use therein.

     (b) The Remarketing Agent will indemnify and hold harmless the Company against any losses, claims, damages, liabilities or expenses to which the Company may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or claims in respect thereof) arise out of or are based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Remarketing Materials, or (B) the omission or alleged omission to state in the Remarketing Materials a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made or omitted in the Remarketing Materials in reliance upon and in conformity with any written information provided by the Remarketing Agent expressly for use therein and will promptly reimburse the Company for any reasonable expenses (including reasonable fees and expenses of counsel) when and as incurred by the Company in connection with investigating or defending any such action or claim.

     (c) Promptly after receipt by an indemnified party under Section 11(a) or
(b) hereof of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under Section 11(a) or (b) hereof, notify such indemnifying party in writing of the commencement thereof, but the omission so to notify such indemnifying party shall not relieve such indemnifying party from any liability under Section 11(a) or (b) hereof except to the extent that it has been prejudiced in any material respect by such failure and in no event shall such failure relieve the indemnifying party from any liability that it may have to any such indemnified party otherwise than under Section 11(a) or (b) hereof. In case any such action shall be brought against any such indemnified party and it shall notify such indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party under Section 11(a) or (b) hereof similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of such indemnified party, be counsel to such indemnifying party), and, after notice from such indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party under Section 11(a) or (b) hereof for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, the indemnified party shall have the right to employ separate counsel at the indemnifying party's expense and to control its defense of such action if (i) the indemnifying party and the indemnified party agree to the retention of that counsel, (ii) the indemnifying party does not assume the defense of such action in a timely manner or (iii) the indemnified party reasonably objects to such assumption on the ground that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party or another indemnified party. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment
(x) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (y) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the indemnified party.

     (d) If the indemnification provided for in this Section 11 is unavailable to or insufficient to hold harmless an indemnified party under Section 11(a) or
(b) hereof in respect of any losses, claims, damages, liabilities or expenses (or actions or claims in respect thereof) referred to therein, then each indemnifying party under Section 11(a) or (b) hereof shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions or claims in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Remarketing Agent on the other hand from the remarketing of the Notes. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each such indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Remarketing Agent on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses (or actions or claims in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Remarketing Agent on the other hand shall be deemed to be in the same proportion as the aggregate principal amount of the Notes included in a remarketing bear to the remarketing fees received by the Remarketing Agent under this Agreement. The relative fault of the Company on the one hand and the Remarketing Agent on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Remarketing Agent and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Remarketing Agent agree that it would not be just and equitable if contribution pursuant to this Section 11(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above in this Section 11(d). The amount paid or payable by such an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions or claims in respect thereof) referred to above in this
Section 11(d) shall be deemed to include any legal or other expenses incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 11(d), the Remarketing Agent shall not be required to contribute any amount in excess of the amount by which the remarketing fees received by the Remarketing Agent exceeds the amount of any damages which the Remarketing Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligation of the Company set forth in this Section 11, the Company will notify the Remarketing Agent in writing thereof (if not previously so notified) and, if requested by the Remarketing Agent, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth in this Section 11, including the assumption of such obligations by another party, insurance, surety bond or the creation of an escrow, in each case in an amount and upon terms and conditions satisfactory to the Remarketing Agent.

     (e) The obligations of the Company under this Section 11 shall be in addition to any liability that the Company may otherwise have and shall extend, upon the same terms and conditions, to each officer, director, employee, agent, affiliate or other representative and to each person, if any, who controls the Remarketing Agent within the meaning of the Securities Act or the Securities Exchange Act of 1934 (the "Exchange Act"). The obligations of the Remarketing Agent under this Section 11 shall be in addition to any liability that the Remarketing Agent may otherwise have and shall extend, upon the same terms and conditions, to each officer, director, employee, agent, affiliate or other representative and to each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act.

SECTION 12.  GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

SECTION 13.  TERM OF AGREEMENT.

     (a) Unless otherwise terminated earlier as to any Remarketing Agent in accordance with the provisions hereof and except as otherwise provided herein, this Agreement shall remain in full force and effect from the date hereof until the third Business Day immediately following the Remarketing Date or any Subsequent Remarketing Date, as applicable, in the case of any successful remarketing held on any such date, or, in any event, the Business Day after the Last Failed Remarketing. Anything herein to the contrary notwithstanding, the provisions of Section 9 hereof and the provisions of Sections 3, 10, 11 and 13(b) hereof shall survive any termination or expiration of this Agreement and remain in full force and effect.

     (b) All representations and warranties included in this Agreement shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agent or any of their controlling persons, or by or on behalf of the Company or the Purchase Contract Agent, and shall survive any remarketing of the Notes.

SECTION 14.  SUCCESSORS AND ASSIGNS.

     The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Agent, which consent shall not be unreasonably withheld. The rights and obligations of the Remarketing Agent hereunder may not be assigned or delegated to any other person without the prior written consent of the Company, which consent shall not be unreasonably withheld except that the Remarketing Agent shall have the right to appoint additional remarketing agents as provided herein. This Agreement shall inure to the benefit of and be binding upon the Company, the Purchase Contract Agent and the Remarketing Agent and their respective successors and assigns and any other indemnified parties (as described in Section 11 hereof) and the successors, assigns, heirs and legal representatives of such indemnified parties. The terms successors and assigns shall not include any purchaser of Notes merely because of such purchase.

SECTION 15.  HEADINGS.

     Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such Section headings are not a part of this Agreement and will not be used in the interpretation of any provision of this Agreement.

SECTION 16.  SEVERABILITY.

     If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, then, to the extent permitted by law, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement, as the case may be, invalid, inoperative or unenforceable to any extent whatsoever.

SECTION 17.  COUNTERPARTS.

     This Agreement may be executed in counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

SECTION 18.  AMENDMENTS.

     This Agreement may be amended by any instrument in writing signed by the parties hereto.

SECTION 19.  NOTICES.

     Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone or telecopy, and confirmed in writing. All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid. All such notices, requests, consents or other communications shall be addressed as follows: if to the

Company, to Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103,
Attention: Treasurer; if to the Remarketing Agent, to Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Registration Department; and if to the Purchase Contract Agent, to The Bank of New York, 101 Barclay Street, 21W, New York, New York 10286, Attention: Corporate Trust Administration, or to such other address as any of the above shall specify to the other in writing.

SECTION 20.  INFORMATION.

     The Company agrees to furnish the Remarketing Agent with such information and documents as the Remarketing Agent may reasonably request in connection with the transactions contemplated by this Agreement, and if Remarketing Materials are delivered by the Company pursuant to Section 6 hereof, make reasonably available to the Remarketing Agent and any accountant, attorney or other advisor retained by the Remarketing Agent such information that parties would customarily require in connection with a due diligence investigation conducted in accordance with applicable securities laws and cause the Company's officers, directors, employees and accountants to participate in all such discussions and to supply all such information reasonably requested by any such person in connection with such investigation. The Company is authorized, subject to applicable law, to disclose any and all aspects of this potential transaction that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to such transaction, without the Remarketing Agent imposing any limitation of any kind.

SECTION 21.  WAIVER OF JURY TRIAL.

     Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of any matter referred to in this Agreement is hereby waived by the parties hereto.

     IN WITNESS WHEREOF, each of the Company, the Purchase Contract Agent and the Remarketing Agent has caused this Agreement to be executed in its name and on its behalf by one of its duly authorized signatories as of the date first above written.


                                      AMEREN CORPORATION


                                      By:   /s/ Warner L. Baxter
                                         -------------------------------------
                                         Name:  Warner L. Baxter
                                         Title: Senior Vice President, Finance

CONFIRMED AND ACCEPTED:

GOLDMAN, SACHS & CO.


By:  /s/ Goldman, Sachs & Co.
   ------------------------------
        (Goldman, Sachs & Co.)


THE BANK OF NEW YORK
not individually but solely as
Purchase Contract Agent and
as attorney-in-fact for the
Holders of the Purchase Contracts


By:   /s/ Robert A. Massimillo
   ------------------------------
   Name:  Robert A. Massimillo
   Title: Vice President